Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contact:	Dale E. Parker, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Names Melissa Fisher as a Director

Saint Paul, Minn., May 14, 2014 — Image Sensing Systems, Inc. (NASDAQ: ISNS) announced today that Melissa Fisher has been appointed to its Board of Directors. Ms. Fisher has served as Vice President, Corporate Development, Treasury and Investor Relations of Digital River, Inc., a publicly-held company, since 2013. She has more than 15 years of experience in corporate finance and investment banking. From September 2009 to March 2012, Ms. Fisher served as a Managing Director at Foros, a boutique investment banking firm. Prior to that, Ms. Fisher worked in the Technology Mergers & Acquisitions Group of Banc of America Securities LLC, an investment banking subsidiary of Bank of America, most recently as a Managing Director. From August 1998 to 2001, she was in the Mergers & Acquisitions and Communications, Media and Entertainment Groups of Goldman, Sachs & Co. Ms. Fisher served on the Board of Directors of Digital Generation, Inc., a publicly-held company, from February 2013 until its acquisition and spin-off in February 2014.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS), security, police and parking professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including LPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013 filed in March 2014.